Exhibit 10.2.

[AES CORPORATION LETTERHEAD]

May 1,2002

Mark Fitzpatrick
999 Paseo La Cresta
Palos Verdes Estates, Ca 90274

Re: Key Terms of Employment and Compensation for Brazil Assignment

The AES Corporation (“AES”) is pleased to offer you the position of Chief Executive Officer of AES Eletropaulo.  Upon your acceptance of the position, this letter shall constitute your contract of employment in this role.  The commencement date of your employment in this role will be 1st May 2002 and will continue for an initial period of two years.

The major terms of employment shall be as follows:

1.                                       Mr. Fitzpatrick agrees to accept the position of CEO of AES Eletropaulo located in Sao Paulo, Brazil, for an initial period of two years.  During this period, Mr. Fitzpatrick will relocate to Brazil and will commit to spend approximately 75% of his time in Sao Paulo.  For example, on average Mr. Fitzpatrick would be expected to spend an equivalent of three full work weeks (5 working days) and two weekends out of each month in Sao Paulo (to be scheduled in Mr.  Fitzpatrick’s discretion), subject to work related travel and the normal holiday schedule.

2.                                       As compensation for Mr.  Fitzpatrick’s services, AES agrees to provide a package to include the following major components (Note, all cash figures are expressed as 1 January, 2002 figures and will be adjusted by an amount equal to US inflation up to the time the amounts are actually paid.):

(a)                                  Base salary of $260,000 per annum.

(b)                                 An annual bonus (“Bonus”) will be awarded in accordance to an evaluation of performance to the relevant date, such performance to be based on the following factors:

1.                                       Development of the AES culture at Eletropaulo

2.                                       Improvement of organization and staffing

3.                                       Solvency of Eletropaulo

4.                                       Improvement of operating and financial performance (excluding non-controllable factors, i.e., tariffs, demand growth and exchange rates).

(c)                                  AES and Mr Fitzpatrick acknowledge that the primary point of contact for Mr Fitzpatrick in AES is Mr Paul Hanrahan.  Mr Hanrahan will, from the date of this letter, administer the terms of Mr Fitzpatrick’s engagement as CEO of AES Eletropaulo.  In the event that there is a change of control in AES (which shall include the acquisition of a controlling interest in the share capital of AES, or the composition of the Board of Directors being substantially different as at the date of this letter) or Mr Hanrahan ceases to be the administrator for Mr Fitzpatrick pursuant to this letter, the terms of this paragraph (c) shall apply to the determination of the Bonus.  For such time as there is no such change of control or change of administrator paragraph (d) below shall replace this paragraph (c).

Performance will be evaluated, and the Bonus awarded and payable as follows:

(1)                                  Save where AES has terminated the employment of Mr Fitzpatrick, a minimum sum of US$500,000, and a maximum of US$1,000,000, will be accrued and due not later than 1st May, 2003 and shall be payable on 1st May, 2004 for service provided between 1st May, 2002 through 30th April, 2003;

(2)                                  An advance payment of $200,000, as part of the sum determined in (c)(1), above for service between 1st May, 2002 and 30th April, 2003 shall be payable on 1st May, 2003;

(3)                                  A further amount of between US$750,000 and US$1,000,000 will be payable on 1st May 2004.

(d)                                 In the circumstances noted in paragraph 2(c) above, performance will be evaluated, and the Bonus awarded and payable as follows:

(1)                                  Save where AES has terminated the employment of Mr Fitzpatrick, a minimum sum of US$300,000, and a maximum of US$1,000,000 will be accrued and due not later than 1st May, 2003 and shall be payable on 1st May 2004 for service provided between 1st May, 2002 through 30th April, 2003;

(2)                                  An advance payment of $200,000, as part of the sum determined in (d)(1) above for service between 1st May, 2002 and 30th April 2003 shall be payable on 1st May, 2003;

(3)                                  Any further bonus amount, for service provided between 1st May 2003 and 30th April 2004, in the range of US$300,000 to US$1,000,000 will be payable on 1st May 2004.

(e)                                  In the event that the employment of Mr Fitzpatrick is severed for any reason other than in Mr Fitzpatrick’s sole election the following proportion of the Bonus shall become immediately payable in addition to any further sum due pursuant to paragraph 2(f) below:-

(i)                                     For a termination taking place anytime between 1st May 2002 through 30th April, 2003, US$83,333 per month commencing 1st May, 2002 through to the date of termination (with any part of a month being pro rated accordingly).

(ii)                                  For the termination taking place anytime between 1st May 2002 through 30th April, 2004, US$83,333 per month commencing 1st May, 2003 through to the date of termination (with any part of a month being pro rated accordingly) plus any amounts awarded but not yet paid pursuant to paragraph 2(c) or paragraph 2(d).

(f)                                    In the event that the employment of Mr Fitzpatrick is severed for any reason other than in Mr Fitzpatrick’s sole election, $2,000,000 shall become immediately payable in addition to any further sums due pursuant to paragraphs 2(a), 2(c), 2(d) or 2(e) above.  The award of any Bonus less than the amount noted in paragraphs 2(c)(1) or 2(d)(1) (as applicable) or the delay in payment of any other sums due pursuant to this letter shall immediately constitute the severance by AES of this contract of employment.

(g)                                 If, during the term of Mr Fitzpatrick’s employment, the salary structure for AES officers is adjusted upward (significantly beyond the normal inflation adjustments), Mr. Fitzpatrick’s salary and performance bonus amounts will be adjusted subject to mutual agreement of both parties.

(h)                                 Severance package to be paid if Mr. Fitzpatrick chooses, at his sole discretion, to terminate this position:

(i)                                     Mr. Fitzpatrick will receive no severance payment if he terminates his employment prior to 30th April 2003.

(ii)                                  Mr. Fitzpatrick will receive a payment of $2.0 million (January 2002 dollars) if he terminates his employment on or after 30th April 2004.

(iii)                               If Mr. Fitzpatrick terminates his employment between 1st May 2003 and 30th April 2004, he will receive $166,666 for each month of employment after 1st May 2003 (with any part of a month being pro rated accordingly).

(iv)                              If Mr. Fitzpatrick elects to remain with AES after 1st May 2004 and agrees to an extension to this contract of employment, or an alternative contract with AES, all sums described, previously awarded, and / or due and payable in paragraphs 2(c)(1) and 2(c)(2) or paragraphs 2(d)(1) and 2(d)(2) (as applicable) shall be multiplied by a factor of 1.5 and the required balancing payment shall immediately be made to Mr Fitzpatrick; provided, however, the $2,000,000 payable pursuant to paragraph 2(f) shall no longer apply and a new severance amount, if any, shall be mutually agreed upon by AES and Mr Fitzpatrick at the time of the extension to this contract of employment.

3.                                     If during the term of Mr Fitzpatrick’s employment pursuant to the terms of this contract it is mutually agreed by Mr Fitzpatrick and AES that a suitable replacement candidate for the position of Chief Executive Officer of AES Eletropaulo has been identified and is willing to take over that position on terms suitable to AES this contract shall terminate and the provisions of paragraph 2(f) shall apply.

4.                                       It is agreed by AES that all of Mr. Fitzpatrick’s outstanding options of AES common stock will be extended to their respective full 10-year terms.

5.                                       Relocation package to include (at a minimum):

(a)                                  Apartment allowance (including maid service and furniture)

(b)                                 Car and driver allowance

(c)                                  Cost of living adjustment at 50% of the applicable rate

(d)                                 Travel expenses

(e)                                  Language lessons

(f)                                    Roundtrip Business Class airline expenses for home visitation for Mr. Fitzpatrick once each month.

(g)                                 Miscellaneous relocation expenses (not to exceed $25,000)

(h)                                 Tax equalization and tax preparation with an internationally recognized accounting firm

(i)                                     Other normal relocation items including any security desired.

(j)                                     In circumstances where Mr Fitzpatrick chooses to relocate some or all of his immediate family for part of his term of employment, then any or all of the above relocation specifics shall be modified (subject to the overall cost to AES not being significantly increased).

6.                                     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows:

If to the AES, to:

AES Corporation
1001 North 19th Street
Arlington, Virginia
22209

Attn: Paul Hanrahan

If to Mr Fitzpatrick, to:

Mr Mark Fitzpatrick
999 Paseo La Cresta
Palos Verdes Estates, California
90274

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

7.                                       The parties agree that in the event of any dispute or controversy arising under or in connection with this contract, or in connection with any aspect of Mr Fitzpatrick’s employment by AES, the parties’ exclusive remedy shall be to submit the dispute or claim to a confidential and binding arbitration in New York City, New York, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own attorneys’ fees and other costs of the arbitration subject always to the arbitrator not authorising the award of attorneys’ fees or other costs of the arbitration to the prevailing party.

8.                                       The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this contract, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this contract.

9.                                       This contract shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

10.                                 This contract sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings, whether written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this contract, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

11.                                 This contract may be amended or modified only by a written instrument executed by Mr. Fitzpatrick and AES.

12.                                 If any provision of the contract, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this contract, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

Executed and agreed on May 1, 2002.
/s/ Paul Hanrahan
Paul Hanrahan
Executive Vice President
The AES Corporation

If the above terms are acceptable to you, please sign below.

/s/ Mark Fitzpatrick
Mark Fitzpatrick
Executive Vice President
The AES Corporation
999 Paseo La Cresta
Palos Verdes Estates, Ca 90274